SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: June 19, 1997

                             SBC COMMUNICATIONS INC.

                             A Delaware Corporation

                           Commission File No. 1-8610

                           IRS Employer No. 43-1301883

                   175 E. Houston, San Antonio, Texas 78205

                         Telephone Number (210) 821-4105

Item 5.    Other Events.

      The following information was included in a press release issued by SBC Communications Inc., a Delaware corporation ("SBC") on June 19, 1997:


                 SBC ANNOUNCES STRATEGIC DECISIONS RELATED TO
             MERGER WITH PACIFIC TELESIS AND REGULATORY POLICIES

 Strategic Initiatives, Reorganizations, Consolidations and Regulatory Costs
     Will Result in Special 1997 Charges of $1.9 Billion to $2.3 Billion

SAN ANTONIO, June 19, 1997 - SBC Communications Inc. (NYSE: SBC) today announced several strategic decisions resulting from the merger integration process that began with the April 1 closing of its merger with Pacific Telesis Group. The initiatives, which are the product of an extensive review of operations throughout the merged company, include significant integration of operations and consolidation of some administrative and support functions.

      SBC said that these actions, combined with the financial impact of several recent federal and state regulatory rulings, including the present value of the costs associated with the approval of the merger by California and Nevada regulators, will result in special one-time charges to net income of $1.9 billion to $2.3 billion during 1997, with between $1.6 billion and $1.9 billion of that total recorded in the second quarter.

      "Our merger with Pacific Telesis offers exciting opportunities for growth and value creation, and we believe it will be extremely positive for our customers and shareowners," said Edward E. Whitacre Jr., chairman and chief executive officer. "These strategic decisions will increase revenues, lower costs, improve productivity and increase cash flow.

      "While we recognize that merger integration does not occur instantly, we're fulfilling the promise we made at the time the merger was completed to move quickly to complete the process of identifying and seizing these outstanding opportunities for both revenue growth and improvements in efficiency and productivity," Whitacre said. "Today's announcement represents an important step toward realizing the benefits offered by this merger."

      SBC said the strategic initiatives announced today represent an opportunity to add about $1 billion annually in net income by the year 2000. "Reaching this target will position us to achieve industry-leading earnings growth and provide us the capability to make additional strategic investments," Whitacre said.

      The three main components of these special 1997 charges are described in detail below.

Merger Integration Initiatives
      Whitacre noted that transition teams have been examining the operations of the merged company, identifying opportunities to create value through an aggressive focus on revenue-generating synergies and the combination of administrative and support functions, elimination of redundancy and integration of operations. The company announced that a number of separate Pacific Telesis and SBC operations would be combined or integrated, including directory, long-distance, Internet, wireless, operator and messaging services, administrative services, public and wholesale operations.

      As previously announced, SBC will locate the headquarters of its long-distance, international, Internet and administrative services subsidiaries in California. SBC also confirmed that the wireless/PCS business in California and Nevada would be structured into five regions, with headquarters in San Diego, San Francisco, Los Angeles, Sacramento and Las Vegas.

      SBC said it is centralizing several key functions that will support the operations of Pacific Bell, Nevada Bell and Southwestern Bell, including network planning, strategic marketing and procurement. It is also consolidating a number of corporate-wide support activities, including research and development, information technology, financial transaction processing and real estate management. Pacific Bell, Nevada Bell and Southwestern Bell will continue as separate legal entities.

      These initiatives will result in the creation of some jobs and the elimination and realignment of others, with many of the affected employees changing job responsibilities and in some cases assuming positions in other locations.

      Post-employment benefits and costs associated with closing down duplicate operations will result in a charge to second-quarter net income of approximately $200 million. SBC anticipates that further charges related to relocation, retraining and the effects of consolidating certain operations of approximately $175 million after tax will be incurred in the third and fourth quarters of 1997.

      Also, as the result of SBC's merger integration plans, strategic review of domestic operations and organizational alignments, SBC will take an after-tax charge of approximately $700 million in the second quarter, principally to recognize the impairment of such items as certain analog switches, voice-mail platforms, wireless equipment and wireless video assets.

Curtailment of Video and Hybrid  Fiber-Coaxial  Initiatives
     SBC announced it is scaling back its limited direct investment in video services, reflecting SBC's determination that it is not necessary to build wireline video networks to meet the total communications needs of its customers.

      SBC said the decision to curtail its video operations was linked to the merger with Pacific Telesis and followed careful post-merger analysis of several options, including partnerships with video providers. "We've concluded that, at this time, we will continue to concentrate on growing and investing in our core businesses - high quality, advanced wireline and wireless telecommunications networks," Whitacre said. "Our merger with Pacific Telesis reinforces this emphasis on meeting growing demand for our core products and services throughout our markets."

      SBC will discontinue its broadband network video trial in Richardson, Texas. In addition, SBC has substantially scaled back its involvement in the Tele-TV joint venture and is working with Americast to define the appropriate ongoing role for SBC within the Americast venture.

      In a separate decision, SBC said it is halting construction of the hybrid fiber-coaxial network in San Jose and San Diego, reflecting SBC's determination that other network architectures would be more technologically, operationally and financially viable.

      Curtailment of these initiatives will reduce net income in the second quarter by approximately $500 million.

      The company added that recent federal regulatory actions which force SBC to sell its wireline services and network to new competitors at below actual cost have prompted the company to carefully examine all capital expenditures, including those for the video and hybrid fiber-coaxial initiatives.

Regulatory Rulings
      SBC said that in the second quarter it will reflect a charge to net income of approximately $175 million, which is the present value using market interest rates of the regulatory costs related to the approval of the merger by California and Nevada regulators.

      Also, SBC said it is recording a second-quarter charge to net income of approximately $100 million related primarily to interstate price-cap issues.

      In addition to announcing charge offs, SBC outlined the expected costs associated with implementing number portability, which allows customers to switch to new local competitors and keep the same phone number. SBC said it expects the capital costs and expenses associated with number portability to total approximately $1.5 billion on a pre-tax basis. The net income impact is expected to total approximately $30 million in the second quarter, an additional $175 million in the remainder of 1997, and $350 million after 1997. SBC said that while full recovery of its costs is required under the Telecommunications Act of 1996, the FCC has not yet determined when or how those significant costs will be recovered. SBC's Southwestern Bell Telephone subsidiary has filed a tariff with the FCC for recovery of the costs of implementing number portability, proposing an effective date of July 21, 1997. A filing for Pacific Bell is expected to follow. SBC said that although it could not predict the likelihood of the FCC permitting the tariffs to become effective, they are based on real costs associated with the FCC's number portability regulatory actions. While the majority of costs will be incurred in 1997 and 1998, these tariffs provide for recovery of the significant cost of number portability implementation over the next five years.

      SBC Communications Inc. is an international leader in the telecommunications industry, with more than 31 million access lines and 4.7 million wireless customers across the United States, as well as investments in telecommunications businesses in nine countries. Under the Southwestern Bell, Pacific Bell, Nevada Bell and Cellular One brands, the company, through its subsidiaries, offers a wide range of innovative services, including local and long-distance telephone service, wireless communications, paging, Internet access, cable TV and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC (www.sbc.com) has approximately 110,000 employees. SBC and Pacific Telesis Group reported combined 1996 revenues of $23.5 billion.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         SBC Communications Inc.

                                        _/s/  Donald E. Kiernan________
                                          Donald E. Kiernan
                                          Senior Vice President, Treasurer
                                            and Chief Financial Officer



June 19, 1997